SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: September 10, 1999
(Date of earliest event reported)

Old Kent Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan	0-14591	38-1986608
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

111 Lyon Street, N.W.
Grand Rapids, Michigan		49503
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number,
including area code:    (616) 771-5000

Item 5.        Other Events.

                    On September 9, 1999, Old Kent Financial Corporation, a Michigan corporation ("Old Kent"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Grand Premier Financial Inc., a Delaware corporation ("Grand Premier"), pursuant to which Grand Premier will be acquired by Old Kent (the "Merger"). As a result of the Merger, each outstanding share of Grand Premier common stock, par value $0.01 per share ("Grand Premier Common Stock"), will be converted into the right to receive .4231 shares of common stock of Old Kent, par value $1 per share. In addition, each share of Grand Premier's preferred stock shall be converted into a share of Old Kent preferred stock with substantially similar terms.

                    The Merger is conditioned upon, among other things, approval by holders of a majority of Grand Premier Common Stock and the receipt of certain regulatory and governmental approvals. It is intended that the Merger will be a tax free reorganization and will be treated as a pooling-of-interests for accounting and financial reporting purposes. The Merger Agreement is attached as Exhibit 2.1 and its terms are incorporated herein by reference.

                    Concurrently with their execution and delivery of the Merger Agreement, Old Kent and Grand Premier entered into a stock option agreement (the "Stock Option Agreement") pursuant to which Grand Premier granted Old Kent the right, upon the terms and subject to the conditions set forth in the Stock Option Agreement, to purchase up to 4,469,722 shares (approximately 19.9%) of Grand Premier Common Stock at a price of $15.00 per share, subject to certain adjustments. The Stock Option Agreement is attached as Exhibit 2.2 and its terms are incorporated herein by reference.

                    A copy of a Press Release, dated September 10, 1999, issued by Old Kent and Grand Premier relating to the Merger is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.        Financial Statements, Pro Forma Financial Information, and Exhibits.

(c)	Exhibits:

	2.1	Agreement and Plan of Merger, between Grand Premier Financial, Inc., Old Kent Financial Corporation, and OK Merger Corporation, dated as of September 9, 1999.

	2.2	Stock Option Agreement, made as of September 9, 1999, by and between Old Kent Financial Corporation and Grand Premier Financial, Inc.

	99.1	Old Kent Press Release dated September 10, 1999.

SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 10, 1999	OLD KENT FINANCIAL CORPORATION
(Registrant)

By /s/ Albert T. Potas
Albert T. Potas
Its Senior Vice President

EXHIBIT INDEX

Exhibit Number	Document

2.1	Agreement and Plan of Merger, between Grand Premier Financial, Inc., Old Kent Financial Corporation, and OK Merger Corporation, dated as of September 9, 1999.

2.2	Stock Option Agreement, made as of September 9, 1999, by and between Old Kent Financial Corporation and Grand Premier Financial, Inc.

99.1	Old Kent Press Release dated September 10, 1999.